Exhibit 10.23

Execution Version

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of April 25, 2011 (the “Effective Date”), is made by and among Alphabet Holding Company, Inc., a Delaware corporation (“Parent”), Parent’s wholly-owned subsidiary, NBTY, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Karla Packer (“Executive”) (collectively referred to herein as the “Parties”).

RECITALS

A.                                   It is the desire of the Company to assure itself of the services of Executive to the Company by entering into this Agreement.

B.                                     Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.             Employment.

(a)           General.  The Company shall employ Executive and Executive shall enter the employ of the Company, for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b)           Employment Term.  The initial term of employment under this Agreement (the “Term”) shall be for the period beginning on April 25, 2011 and ending on the fifth anniversary thereof, subject to earlier termination as provided in Section 3.  The Term shall automatically renew for additional one (1) year periods unless no later than sixty (60) days prior to the end of the otherwise applicable Term, either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term or any earlier date set by the Company in accordance with Section 3 and subject to earlier termination as provided in Section 3.

(c)           Position and Duties.

(i)            Executive shall serve as Senior Vice President of Human Resources of the Company and Parent (“SVP-H/R”) with the responsibilities, duties and authority customarily associated with such positions in a company the size and nature of the Company and such other responsibilities, duties and authority commensurate with such positions, as may from time to time be assigned to Executive by the Chief Executive Officer of the Company (“CEO”) or the Board of Directors of Parent (the “Board”).  Executive shall report to the CEO, the Board, the Board of Directors of the Company or any committee of any such board.  Executive shall devote substantially all of her working time and efforts to the business and affairs of the Company, and Executive shall not serve on any corporate, industry or civic boards or committees without the prior consent of the

Board; provided that Executive shall be permitted to serve on charitable boards, be involved in charitable activities and manage her passive personal and family investments so long as such activities do not materially interfere with Executive’s duties hereunder or violate any covenant contained in Section 5, 6 or 7.

(ii)           Executive’s principal place of employment shall be the offices of the Company in Ronkonkoma, New York.

2.             Compensation and Related Matters.

(a)           Annual Base Salary.  During the Term, Executive shall receive a base salary at a rate of $350,000 per annum (as increased from time to time, the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company.  Such Annual Base Salary shall be reviewed (and may be increased, but not decreased) from time to time by the Board or an authorized committee of the Board.

(b)           Annual Bonus Opportunity. For the fiscal year ending September 30, 2011 and for each full fiscal year of the Company that begins thereafter during the Term, Executive will be eligible to participate in an annual bonus program established by the Board (the “Annual Bonus”).  Executive’s Annual Bonus compensation under such bonus program shall be targeted at 75% of her Annual Base Salary, subject to adjustments between the range of 50% to 200% for under or over performance, as determined by the Board (or an authorized committee of the Board).  Unless determined otherwise by the Board (or another committee of the Board), the bonus awards payable under the incentive program shall be based on the achievement of EBITDA based performance goals to be determined by the Board (or an authorized committee of the Board).  The Annual Bonus for fiscal year ending September 30, 2011 shall be pro-rated based on the number of days Executive is employed by the Company during such fiscal year. The Annual Bonus shall be paid as soon as reasonably practicable following the end of the applicable fiscal year, but in no event shall it be paid after March 15th of the calendar year following the calendar year in which the fiscal year to which the Annual Bonus relates.

(c)           Stock Option Award. Within the 60-day period following the Effective Date, Executive will receive an award of stock options to purchase Common Stock (the “Options”).  The terms and conditions of the Options will be governed by Parent’s 2010 Equity Incentive Plan and the Stock Option Agreement in substantially the form attached hereto as Exhibit A.  The number of shares covered by such Options shall equal 6,600.  The Options shall have a per share exercise price equal to the fair market value per share of such Option on the date of grant, as determined by the Board.

(d)           Benefits.  During the Term, Executive (and her eligible dependents) shall be eligible to participate in employee benefit plans, programs and arrangements of the Company applicable to senior-level executives (including, without limitation, retirement, health insurance, sick leave and other benefits) and consistent with the terms thereof, as in effect from time to time.

(e)           Vacation.  During the Term, Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies applicable to senior executives of the

Company, as it may be amended from time to time; provided, however, that, in no event shall Executive be entitled to more than four (4) weeks of paid vacation annually.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f)            Expenses.  During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy.

(g)           Key Person Insurance.  At any time during the Term, the Company shall have the right (but not the obligation) to insure the life of Executive for the Company’s sole benefit.   The Company shall have the right to determine the amount of insurance and the type of policy.  Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to reasonable physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier.  Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

(h)           Reimbursement for Relocation Expenses.  Executive shall be entitled to reimbursement for reasonable and necessary expenses incurred during the Term in connection with Executive’s relocation from Poundridge, New York to Long Island, New York, which reasonable and necessary expenses shall be subject to the terms of the Company’s relocation policy (collectively the “Moving Expenses”).  The Moving Expenses must be incurred in calendar year 2011 and the Company shall reimburse all Moving Expenses as soon as practicable after the date they are incurred and submitted to the Company but in any event prior to March 15, 2012.  The Executive agrees to submit reasonable documentation relating to Executive’s requests for Moving Expense reimbursements no later than January 15, 2012.

3.             Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)           Circumstances.

(i)            Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)           Disability.  If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment while the Executive remains Disabled, provided that a Disability termination shall occur automatically in the event of a Disability pursuant to the second sentence of the definition thereof.

(iii)          Termination for Cause.  The Company may terminate Executive’s employment for Cause, as defined below.

(iv)          Termination without Cause.  The Company may terminate Executive’s employment without Cause.

(v)           Resignation from the Company for Good Reason.  Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi)          Resignation from the Company Without Good Reason.  Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(vii)         Non-extension of Term by the Company.  The Company may give notice of non-extension to Executive pursuant to Section 1.

(viii)        Non-extension of Term by Executive.  Executive may give notice of non-extension to the Company pursuant to Section 1.

(b)           Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion, but not more than thirty (30) days after the giving of the notice without the Executive’s prior written consent.  The failure by either Party hereunder to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason (as applicable) shall not waive any right of such Party or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

(c)           Company Obligations upon Termination (including due to death and Disability).  Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of:  (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive within thirty (30) days of termination; (ii) any accrued vacation owed to Executive under the Company’s vacation policy within thirty (30) days of termination; (iii) any expenses owed to Executive pursuant to Section 2(f) and Section 2(h) in accordance with each such section; (iv) except in the case of a termination by the Company for Cause, the bonus earned for any completed fiscal year at the time it would otherwise have been paid if Executive continued to be employed (including as to any deferrals); (v) except in the case of a termination by the Company for Cause, by the Executive without Good Reason or by the Executive by notice under Section 1(b), provided that any termination of Executive’s employment occurs on or after April 1st of the fiscal year of employment termination, a pro rata bonus for such fiscal year of employment termination based on the terms of the management bonus plan for such fiscal year and paid when it would otherwise have been paid if the Executive continued to be employed

(including as to any deferrals) but in no event shall it be paid later than March 15th of the fiscal year immediately following such fiscal year of employment termination, subject to Executive signing on or before the 50th day following Executive’s Separation from Service (as defined below), and not revoking, the Release (as defined below); and (vi) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”).  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.  In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy with regard to the nonequity compensation for services shall be to receive the severance payments and benefits described in this Section 3(c) or Section 4, as applicable.  The foregoing shall not limit any of Executive’s rights with regard to equity (which shall be controlled by the relevant plan and grants) or any rights to indemnification, advancement of legal fees, and coverage under directors and officers liability insurance.

(d)           Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates.

4.             Severance Payments.

(a)           Termination for Cause, or Termination Upon Death, Disability, Resignation from the Company Without Good Reason, or Non-extension of Term by Executive.  If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, or for no reason, or pursuant to Section 3(a)(viii) due to non-extension of the Term by Executive, Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)           Termination without Cause, Resignation from the Company With Good Reason or Termination upon Non-Extension of the Term by the Company.  If Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv), pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, or pursuant to Section 3(a)(vii) due to non-extension of the Term by the Company, then, subject to Executive signing on or before the 50th day following Executive’s Separation from Service, and not revoking, a release of claims in the form attached as Exhibit B to this Agreement (the “Release”), and Executive’s continued compliance with Sections 5 and 6 up to the date of any such payment, subject to Section 11(l) hereof, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), an amount in cash equal to one times the Annual Base Salary of Executive as of the Date of Termination, payable in the form of salary continuation payments in regular installments over the twelve month period following the date of Executive’s Date of Termination in accordance with the Company’s normal payroll practices.

(c)           Survival.  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 and Section 11 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.             Competition.  Executive acknowledges that the Company will provide Executive with access to its Confidential Information (as defined below). In consideration for the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information to Executive, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)           Executive shall not, at any time during the Restriction Period, directly or indirectly engage in, have any equity interest in or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any part of any material portion of the Business (as defined below) of the Company.  Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.  The parties acknowledge that retail outlet companies shall not be deemed competitive with the Company unless their primary business is selling products competitive with those of the Company.  “Materiality” for purposes of this paragraph will be measured only at the time of Executive’s Date of Termination, provided that, if it is intended at such time for the Company to (i) acquire another entity, such target entity shall also be considered in the determination, or (ii) to enter into any other business, such other business shall also be considered in the determination so long as the Company has taken any substantial steps in furtherance of such business during the Term.

(b)           Executive shall not, at any time during the Restriction Period, except in the good faith performance of her duties with the Company, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, other than a customer with regard to matters that are not competitive under Section 5(a), or supplier of the Company (i) to terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company. Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, (x) solicit any employee of the Company to terminate his or her employment with the Company, (y) employ any such individual during his or her employment with the Company and for a period of six months after such individual terminates his or her employment with the Company or (z) solicit any vendor or business affiliate of the Company to cease to do business with the Company.  The foregoing shall not be violated by general advertising not specifically targeted at the prohibited group or by providing upon request of an employee or a former employee a reference to any entity with which Executive is not affiliated so long as Executive is not initially identifying the individual to said entity.

(c)           In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)           As used in this Section 5, (i) the term “Company” shall include the Parent, the Company and the Company’s direct and indirect subsidiaries, (ii) the term “Business” shall mean the business of the Company and shall include, without limitation, the manufacturing, marketing and/or retailing of vitamins, minerals and health supplements throughout the world as such business may be expanded or altered by the Company during the Term, provided, however, that the term “Business” shall not include any business of the Company materially entered into after the Executive’s termination of employment so long as the Company has not taken any substantial steps in furtherance of such business during the Term; and (iii) the term “Restriction Period” shall mean the period beginning on April 25, 2011 and ending on the date that is one (1) year following the Date of Termination.

(e)           Each of the Parties hereto agrees that at no time during Executive’s employment by the Company or at any time within one (1) year thereafter shall such Party (which, in the case of the Company and Parent, shall mean their officers and the members of the Board and Board of Directors of the Company) make, or cause or assist any other person to make, with intent to damage, any public statement or other public communication which impugns or attacks, or is otherwise critical, in any material respect, of, the reputation, business or character of the other party (including, in the case of Parent, any of its directors or officers).  Notwithstanding the foregoing, nothing in this paragraph shall prevent the Company, Parent, Executive or any other person from (i) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements, or (ii) making any truthful statement (A) to the extent necessary in connection with any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (B) to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information, or (C) that is a normal comparative statement in the context of advertising, promotion or solicitation of customers, without reference to Executive’s prior relationship with the Company or Parent.

(f)            Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company.  During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.  The Company represents that it will not require or request Executive to breach any agreement with any former employer as to non-competition, non-solicitation, confidentiality or restrictions of similar nature that it is made aware of by Executive.

6.             Nondisclosure of Proprietary Information.

(a)           Except in connection with the good faith performance of Executive’s duties hereunder or pursuant to Sections 6(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information.  The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).  Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information, provided, that such publishing of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound.  For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(b)           Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property of the Company or concerning the Company’s customers, business plans, marketing strategies, products, property or processes.  Executive may retain and utilize her rolodex and similar address books (hard copy or electronic) containing only contact information.

(c)           Executive may respond to a lawful and valid subpoena or other legal process but (i) shall give the Company prompt notice thereof, (ii) upon request of the Company, shall make available to the Company and its counsel the documents and other information sought, as much in advance of the due date thereof as reasonably possible, and (iii) shall reasonably assist such counsel at the Company’s expense in resisting or otherwise responding to such process.

(d)           As used in this Section 6 and Section 7, the term “Company” shall include the Company and its direct and indirect subsidiaries and the Parent.

(e)           Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to Executive’s attorney or tax adviser for the purpose of securing legal or tax advice or to governmental taxing authorities, (iii) disclosing Executive’s post-employment restrictions in this Agreement or elsewhere in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

(f)            No equity plan or grant or other arrangement shall have any restrictive covenants or forfeiture provisions applicable to Executive that relate to the same type of limitations that are covered by Sections 5 and 6 hereof that are any broader than the related provisions in Sections 5 and 6.

7.             Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company, and at its expense, any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall reasonably assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8.             Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

9.             Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates, provided that the assignee delivers to Executive a written assumption of the obligations hereunder.  The Company’s rights and obligations may not otherwise be assigned hereunder.  This Agreement shall be binding upon and inure to the benefit of the Company, Parent, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

10.          Certain Definitions.

(a)           Affiliate.  “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended; provided, that, with respect to the Company, “Affiliate” shall not include any Principal Stockholder or any portfolio companies of the relevant Principal Stockholder.

(b)           Cause.  The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)            The Executive’s willful misconduct with regard to the Company that results in a significant adverse impact on the Company; provided that no act or failure to act on Executive’s part will be considered “willful” unless done, or omitted to be done, by Executive not in good faith or without reasonable belief that her action or omission was in the best interests of the Company;

(ii)           The Executive being indicted for, convicted of, or pleading nolo contendere to, a felony or intentional crime involving material dishonesty other than, in any case, vicarious liability or traffic violations;

(iii)          The Executive’s conduct involving the use of illegal drugs;

(iv)          The Executive’s failure to attempt in good faith (other than when absent because of physical or mental incapacity) to follow a lawful directive of the Board within ten (10) days after written notice of such failure; and/or

(v)           The Executive’s breach of any provision contained in Sections 5 through 7, which continues beyond ten (10) days after written demand for substantial performance is delivered to Executive by the Company (to the extent that, in the reasonable judgment of the Board, such breach can be cured by Executive), so long as the breach (which shall be deemed to refer to all breaches in this paragraph) is (A) material and (B) results in a significant adverse impact on the Company.

The Executive shall not be terminated for “Cause” unless reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board, and thereafter whether or not an event giving rise to “Cause” has occurred will be determined by the Board reasonably and in good faith; provided that any such determination by the Board shall be subject to de novo review by the arbitrator pursuant to Section 11(i) based on the facts thereof.

(b)           Common Stock.  “Common Stock” shall mean the non-voting common stock of Parent.

(c)           Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) — (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier; (iii) if Executive’s employment is terminated pursuant to Section 3(a)(vii) or Section 3(a)(viii), the expiration of the then-applicable Term.

(d)           Disability.  “Disability” shall have occurred when the Executive has been unable to perform her material duties because of physical or mental incapacity for a period of at least 180 days in any 365 day period, as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.  Notwithstanding the foregoing, a Disability termination shall be deemed to occur earlier if, as a result of physical or mental incapacity, Executive experiences a “separation from service” within the meaning of Section 409A.

(e)           Good Reason.  Executive shall have “Good Reason” to resign her employment within ninety (90) days after the occurrence of any of the following without her prior written consent:

(i)            A change in Executive’s reporting relationship such that Executive no longer reports directly to the Company’s Chief Executive Officer, or a failure of the Company to continue Executive in the position of SVP-H/R or as the most senior Human Resources officer of the Company;

(ii)           A material diminution in the nature or scope of Executive’s responsibilities, duties or authority;

(iii)          The Company’s or Parent’s material breach of this Agreement or other agreements with Executive which results in a significant adverse impact upon Executive;

(iv)          The relocation by the Company of Executive’s primary place of employment with the Company by more than 50 miles from Ronkonkoma, New York;

(v)           The failure of the Company to obtain the assumption in writing delivered to Executive of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company; or

(vi)          The failure of the Company to timely pay to Executive any significant amounts due under the terms of this Agreement;

in any case of the foregoing, that remains uncured after ten (10) business days after Executive has provided the Company written notice that Executive believes in good faith that such event giving rise to such claim of Good Reason has occurred.

(f)            Person.  “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(g)           Principal Stockholders.  “Principal Stockholders” shall mean (i) Carlyle Partners V, L.P., a Delaware limited partnership, Carlyle Partners V-A, L.P., a Delaware limited partnership, CP V Coinvestment A, L.P., a Delaware limited partnership, CP V Coinvestment B, L.P., a Delaware limited partnership, and CEP III Participations, SARL SICAR, and (ii) any of their Affiliates to which (a) any of the Principal Stockholders transfers Common Stock or (b) Parent issues Common Stock.

11.          Miscellaneous Provisions.

(a)           Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction, and where applicable, the laws of the United States.

(b)           Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)           Notices.  Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)            If to the Company:

NBTY, Inc.

2100 Smithtown Avenue

Ronkonkoma, NY 11779

Attention:  General Counsel

Facsimile: (631) 567-7148

and copies to:

The Carlyle Group

520 Madison Avenue

New York, NY 10022

Attention: Sandra Horbach

Elliot Wagner

Facsimile: (212) 813-4901

and:

Latham & Watkins LLP

555 Eleventh Street, N.W.

10th Floor

Washington, DC  20004

Fax:  (202) 637-2201

Attn:  David T. Della Rocca

(ii)           If to Executive, at the last address that the Company has in its personnel records for Executive.

or at any other address as any Party shall have specified by notice in writing to the other Parties hereto.

(d)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile shall be deemed effective for all purposes.

(e)           Entire Agreement.  The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral.  The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)            Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive, a duly authorized officer of the Company and a duly authorized officer of Parent.  By an instrument in writing similarly executed, Executive, a duly authorized officer of the Company, or a duly authorized officer of Parent may waive compliance by the other Parties hereto with any specifically identified provision of this Agreement that each such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)           No Inconsistent Actions.  The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h)           Construction.  This Agreement shall be deemed drafted equally by all the Parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any Party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i)            Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company or Executive shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 5, 6 or 7 of the Agreement, as applicable, and the Company, Parent and Executive hereby consent that such restraining order or injunction may be granted without requiring the Company to post a bond.  Only individuals who are (a) lawyers engaged full-time in the practice of law, as in-house counsel, as a judge or as a professor of law; and (b) on the AAA register of arbitrators shall be selected as an arbitrator.  Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided however, that the Parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.  In the event that an action is brought to enforce the provisions of this Agreement pursuant to this paragraph, (x) if the arbitrator determines that Executive is the prevailing party in such action, the Company shall be required to pay the arbitrator’s full fees and expenses (but not the Executive’s legal fees), (y) if the Company (or Parent) prevails in such action, Executive shall be required to pay the arbitrator’s full fees and expenses (but not the Company’s or the Parent’s legal fees) and (z) if, in the opinion of the arbitrator deciding such action, there is no prevailing party, each party shall pay her or its own attorney’s fees and expenses and the arbitrator’s fees and expenses will be borne equally by the Parties thereto.

(j)            Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k)           Attorneys Fees.  The Company shall pay for all reasonable and documented legal fees incurred by Executive in calendar year 2011 in connection with the negotiation of this

Agreement and any other agreements related to Executive’s employment arrangement with the Company, up to a maximum of $15,000.

(l)            Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(m)          Section 409A.

(i)            General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)           Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service.  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(iii)          Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or to Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.  Any tax gross up payment, within the meaning of Section 409A, provided for in this Agreement shall be made by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes, provided that, Executive provides the Company with a reimbursement request reasonably promptly following the date such tax is due.

(iii)          Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request reasonably promptly following the date the expense is incurred, the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during one taxable year shall not affect the amount eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided however, that the foregoing shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.  Executive’s right to reimbursement, or in-kind benefits, under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)           Installments.  Executive’s right to receive any installment payments under this Agreement, including without limitation any salary continuation payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  To the extent any deferred compensation is intended to comply with and be subject to Section 409A (as opposed to any exception thereto), the Company may accelerate any such deferred compensation as long as such acceleration would not result in additional tax or interest pursuant to Section 409A and as long as such acceleration is permitted by Section 409A.  The decision as to when to make any payment within any specified time period shall solely be that of the Company.

(n)           Indemnification.  Executive shall receive indemnification protection pursuant to the indemnification agreements attached hereto as Exhibits C and D.

(o)           No Mitigation; No Offset.  The Executive shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. The payments provided pursuant to this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination or otherwise. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

(p)           Joint and Several Liability.  The Company and the Parent shall be jointly and severally liable for all obligations of each hereunder.

12.          Section 280G

(a)           So long as the Company is described in Section 280G(b)(5)(A)(ii)(I) of the Code, if any payment or benefit (within the meaning of Section 280G(b)(2) of the Code), to the Executive or for the Executive’s benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, to the extent, if any, Executive elects to waive the right to receive such payments or benefits unless shareholder approval is obtained in accordance with Section 280G(b)(5)(B) of the Code, the Company shall use its commercially reasonable best efforts to prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Code with respect to the Payments and to obtain the approval of the Company’s stockholders in accordance with Section 280G(b)(5)(B) of the Code and the regulation codified at 26 C.F.R. §1.280G-1.

(b)           In the event that (i) the Executive is entitled to receive any payments or benefits, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “excess parachute payments” within the meaning of Section 280G of the Code, and (ii) the net after tax amount of such payments, after the Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such payments and benefits otherwise due to the Executive in the aggregate, if such aggregate payments and benefits were reduced to an amount equal to 2.99 times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such payments and benefits payable to Executive shall be reduced to an amount that will equal 2.99 times the Executive’s base amount.  To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to the Executive (but no non -parachute payment amounts) shall be reduced in the following order: (i) payments and benefits due under Section 4 of this Agreement shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity fully valued (or only reduced by a present value factor) for purpose of the calculation to be made under Section 280G calculation of the Code for purposes of this Section 12 (the “280G Calculation”) in reverse order of when payable; and (iii) payments and benefits due in respect of any options or stock appreciation rights with regard to Common Stock or equity securities valued under the 280G Calculation based on time of vesting shall be reduced in an order that is most beneficial to the Executive.

(c)           The determinations to be made with respect to this Section 12 shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Executive.  The Company shall be responsible for all charges of the Accountant.

(d)           In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments or the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to Section 12(a) or (b) above, as applicable to reflect the final determination and the resulting impact.

(e)           The provisions of Sections 12(b), (c) and (d) shall override provisions as to cutback below the 2.99 level in any equity plan or grant or any other arrangement.

13.          Employee Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Jeffrey Nagel
Name: Jeffrey Nagel
Title: Chief Executive Officer

PARENT

By:	/s/ Sandra Horbach
Name: Sandra Horbach
Title: Chairman

EXECUTIVE

By:	/s/ Karla Packer
Karla Packer

[Signature Page to Karla Packer Employment Agreement]

EXHIBIT A

Form of Stock Option Agreement

EQUITY INCENTIVE PLAN OF

ALPHABET HOLDING COMPANY, INC.

STOCK OPTION AGREEMENT

GRANT NOTICE

Unless otherwise defined herein, (A) the terms defined in the Equity Incentive Plan of Alphabet Holding Company, Inc. (the “Plan”) shall have the same defined meanings in this Stock Option Agreement, which includes the terms in this Grant Notice (the “Grant Notice”) and Appendix A attached hereto, and (B) the terms defined in the stockholders agreement shall have the same meanings in Appendix B to this Stock Option Agreement (collectively, the “Agreement”).

You have been granted an Option to purchase Common Stock (referred to in this Agreement as “Common Stock” or “Share”) of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Name of Optionee:	Karla Packer

Total Number of Shares
Subject to the Option:	6,600

Exercise Price per Share:	$500.00

Total Exercise Price on Grant Date:	$3,300,000.00

Grant Date:	[ ], 2011

Vesting Commencement Date:	March 31, 2011

Type of Option:	Nonqualified Stock Option

Final Expiration Date:	[ ], 2021

Vesting Schedule:	This Option will vest and become exercisable in accordance with the vesting schedule set forth in Appendix A, depending on the classification of the Option as follows:

	Time Options:	3,300 Shares Subject to the Option

	Performance Options:	3,300 Shares Subject to the Option

Your signature below indicates your agreement and understanding that this Option is subject to all of the terms and conditions contained in the Agreement (including this Grant Notice, Appendix A to the Agreement, and the Plan).  ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION.

ALPHABET HOLDING COMPANY, INC.	OPTIONEE

By
Name:	Karla Packer
Title:

APPENDIX A TO STOCK OPTION AGREEMENT

ARTICLE I.
GRANT OF OPTION

Section 1.1             Grant of Option.  The Company hereby grants to the Optionee an Option to purchase any part or all of an aggregate of the Shares set forth in the Grant Notice pursuant to which this Appendix is attached, upon the terms and conditions set forth in the Plan and this Agreement (including the Grant Notice and this Appendix).  The Optionee hereby agrees that except as required by law, he or she will not disclose to any Person other than the Optionee’s spouse and/or tax or financial advisor (if any) the grant of the Option or any of the terms or provisions hereof without the prior approval of the Administrator.

Section 1.2             Option Subject to Plan.  The Option granted hereunder is subject to the terms and provisions of the Plan, including without limitation, Article V and Article VIII thereof.  Except as provided in Section 3.2, in the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail, provided that, except as provided by Section 8.1 of the Plan, neither the amendment, modification, suspension nor termination of this Agreement (including the Grant Notice) shall, without the consent of the Optionee, impair any rights or obligations under the Option.

Section 1.3             Exercise Price.  The Exercise Price of the Shares covered by the Option shall be the Exercise Price per Share as set forth in the Grant Notice (without commission or other charge).

ARTICLE II.
VESTING SCHEDULE; EXERCISABILITY

Section 2.1             Vesting and Exercisability of Time Options.

(a)           Vesting.  Except as provided below, the Time Options shall become vested, so long as the Optionee remains continuously in service as a Service Provider, from the date hereof through each relevant date set forth below, as follows:

(i)            20% of the Time Options shall become vested on the first anniversary of the Vesting Commencement Date;

(ii)           20% of the Time Options shall become vested on the second anniversary of the Vesting Commencement Date;

(iii)          20% of the Time Options shall become vested on the third anniversary of the Vesting Commencement Date;

(iv)          20% of the Time Options shall become vested on the fourth anniversary of the Vesting Commencement Date; and

(v)           20% of the Time Options shall become vested on the fifth anniversary of the Vesting Commencement Date.

(b)           Termination Vesting; Liquidity Event Vesting.

(i)            If, within the 12-month period following the date of a Change in Control, the Optionee becomes entitled to receive severance payments pursuant to Section 4(b) of the Employment Agreement and Optionee executes and does not revoke any release agreement that is required under the Employment Agreement, any and all unvested Time Options shall become fully vested.  Notwithstanding anything herein to the contrary, no unvested Time Options shall vest pursuant to this Section 2.1(b)(i) if the Administrator determines that the Deemed Internal Rate of Return was less than 20% as of the effective date of such Change in Control.

(ii)           Any and all unvested Time Options shall become fully vested at the effective time of the first Liquidity Event.

(c)           Discretionary Vesting.  The Administrator, in its sole discretion, may accelerate the vesting of any outstanding unvested portion of the Time Options that does not otherwise vest pursuant to this Section 2.1.

Section 2.2             Vesting and Exercisability of Performance Options.

(a)           Performance Based Vesting.  If, as of the effective date of the first Liquidity Event, the Administrator determines that the Internal Rate of Return is between 20% and 25%, then, so long as the Optionee remains continuously in service as a Service Provider through the date of such Liquidity Event, the portion of the Performance Options which shall be entitled to vest, at the effective time of such Liquidity Event, shall be as follows:

(i)            20% of the Performance Options shall vest upon the achievement of an Internal Rate of Return that is equal to and not greater or less than 21.0%;

(ii)           40% of the Performance Options shall vest upon the achievement of an Internal Rate of Return that is equal to and not greater or less than 22.0%;

(iii)          60% of the Performance Options shall vest upon the achievement of an Internal Rate of Return that is equal to and not greater or less than 23.0%;

(iv)          80% of the Performance Options shall vest upon the achievement of an Internal Rate of Return that is equal to and not greater or less than 24.0%;

(v)           100% of the Performance Options shall vest upon the achievement of an Internal Rate of Return that is equal to and not greater or less than 25.0%; and

(vi)          with respect to any portion of the Performance Options that does not vest pursuant to any of clauses (a)(i) through (a)(v) above, the Administrator shall use linear interpolation on a pro rata basis consistent with the vesting provisions contained in clauses (a)(i) through (a)(v) above to determine the portion of the Performance Options that shall vest and become exercisable, at the effective time of such Liquidity Event.

For the avoidance of doubt, and notwithstanding anything herein to the contrary, no portion of the Performance Options shall vest if the Internal Rate of Return as of the effective time of such Liquidity Event is below 20%, and 100% of the Performance Options shall vest, at the effective time of such Liquidity Event, if the Internal Rate of Return as of such date is 25% or greater.

(b)           Discretionary Vesting.  The Administrator, acting reasonably in its sole discretion, may accelerate the vesting of any outstanding unvested portion of the Performance Options that does not otherwise vest pursuant to this Section 2.2.

Section 2.3             No Vesting of Options.  Notwithstanding anything to the contrary in this Agreement and except as provided in Section 2.2(b), any portion of the Option that has not become vested pursuant to Section 2.1 or 2.2 on or prior to the date of the Optionee’s termination of service as a Service Provider shall be forfeited and shall not thereafter become vested or exercisable.

Section 2.4             Exercisability of the Option.   The Optionee shall not have the right to exercise the Option until the date the applicable portion of the Option becomes vested pursuant to Section 2.1 or 2.2.  The date that the applicable portion of the Option becomes exercisable is referred to herein as the “Exercise Commencement Date.”  Subject to Section 8.1 of the Plan, following the Exercise Commencement Date, the applicable portion of the Option shall remain exercisable until it becomes unexercisable under Section 2.5.  Once the Option becomes unexercisable, it shall be forfeited immediately.

Section 2.5             Expiration of Option.

(a)           Subject to the terms of the Plan, the Option may not be exercised to any extent by anyone after the first to occur of the following events:

(i)            The Final Expiration Date;

(ii)           Except for such longer period of time as the Administrator may otherwise approve, in the event of Optionee’s termination of service as a Service Provider for any reason other than Cause, death or Disability, ninety (90) days following the date of the Optionee’s termination of service as a Service Provider;

(iii)          Except as the Administrator may otherwise approve, the date that the Company terminates the Optionee’s service as a Service Provider for Cause; or

(iv)          Except for such longer period of time as the Administrator may otherwise approve, twelve (12) months following the Optionee’s termination of service as a Service Provider by reason of the Optionee’s death or Disability.

(b)           For the purposes of the Plan and this Agreement, the date of the Optionee’s termination of service as a Service Provider shall be the last day that the Optionee provided service as a Service Provider.

Section 2.6             Partial Exercise.  Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable.

Section 2.7             Exercise of Option.  The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan, including, without limitation, the provisions of Article V of the Plan.

Section 2.8             Manner of Exercise; Tax Withholding.

(a)           Unless determined otherwise by the Administrator, as a condition to the exercise of the Option, the Optionee shall concurrently with the exercise of the Option, execute the Stockholders Agreement, unless the Optionee has already executed the Stockholders Agreement.  This Section 2.8(a) shall not apply if the Shares underlying the Option are registered on Form S-8 or otherwise.

(b)           To the extent permitted by law or the applicable listing rules, if any, the Optionee may pay for the Shares with respect to which such Option or portion of such Option is exercised through (i) payment in cash; (ii) the delivery of Shares which are owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the exercised portion of the Option; (iii) through the surrender of Shares then issuable upon exercise of the Option having a Fair Market Value on the date of the exercise of the Option equal to the aggregate Exercise Price of the exercised portion of the Option; or (iv) following the date the Shares are listed on a national securities exchange, the delivery of a notice that the Optionee has placed a market sell order with a broker with respect to Shares then-issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate Exercise Price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale.

(c)           The Optionee shall make appropriate arrangements for the payment to the Company (or its Subsidiaries, as applicable) of all amounts which the Company (or its Subsidiary, as applicable) is required to withhold under applicable law in connection with the exercise of the Option.  With the consent of the Administrator and subject to any applicable legal conditions or restrictions, the Company shall, upon the Optionee’s request, withhold from the Shares otherwise issuable to the Optionee upon the exercise of the Option (or any portion thereof) a number of whole Shares having a Fair Market Value, determined as of the date of exercise, not in excess of the minimum of tax required to be withheld by law (or such lower amount as may be necessary to avoid adverse accounting).  Any adverse consequences to the Optionee arising in connection with the Share withholding procedure set forth in the preceding sentence shall be the sole responsibility of the Optionee.

ARTICLE III.
OTHER PROVISIONS

Section 3.1             Optionee Representation; Not a Contract of Service.  The Optionee hereby represents that the Optionee’s execution of this Agreement and participation in the Plan is voluntary and that the Optionee has in no way been induced to enter into this Agreement in exchange for or as a requirement of the expectation of service with the Company or any of its Subsidiaries.  Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue as a Service Provider, or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause, except pursuant to an employment or consulting agreement executed by and between the Company and the Optionee and approved by the Board.

Section 3.2             Shares Subject to Plan and Stockholders Agreement; Restrictions on the Transfer of Options and Common Stock.  Except as otherwise set forth in this Section 3.2, the Optionee acknowledges that this Option and any Shares acquired upon exercise of the Option are subject to the terms of the Plan and the Stockholders Agreement including, without limitation, the restrictions set forth in Sections 5.6 and 5.7 of the Plan.  Notwithstanding anything in the Plan or this Agreement to the contrary, (i) in the event a Corporate Event occurs prior to the date of a Liquidity Event and the Administrator takes any action with respect to the unvested portion of the Option pursuant to Section 8.1(b)(i)(A) or Section 8.1(b)(ii) of the Plan, the unvested portion of such Option that is scheduled to terminate pursuant to either of such sections will automatically vest at the effective time of such

Corporate Event and the Optionee shall be provided with no less than fifteen (15) days advance notice that the applicable portion of the Option may be exercised at the effective time of such Corporate Event, (ii) where the Plan states that the Administrator may act in its “sole discretion,” the Administrator agrees that it shall act in good faith to the extent any such action will adversely affect the Option and the Administrator shall use its commercially reasonable efforts to ensure that its actions do not result in adverse tax consequences to the Optionee under Section 409A of the Code; (iii) Section 8.4 of the Plan shall not apply to Optionee; and (iv) all disputes regarding this Option shall be subject to the arbitration provisions set forth in Section 11(i) of the Employment Agreement and shall be subject to a de novo standard of review, unless the dispute relates to a matter that requires Administrator discretion (e.g., equitable adjustment of outstanding Options pursuant to Section 8.1 of the Plan, determination of Fair Market Value, etc.), in which case the decision shall be subject to an arbitrary and capricious standard of review.

Section 3.3             Construction.  This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware.

Section 3.4             Conformity to Securities Laws.  The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3.  Notwithstanding anything herein to the contrary, the Plan, the Stockholders Agreement and this Agreement shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 3.5             Amendment, Suspension and Termination.  The Option may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as provided by Section 8.1 of the Plan, neither the amendment, modification, suspension nor termination of this Agreement (including the Grant Notice) shall, without the consent of the Optionee, impair any rights or obligations under the Option.

Section 3.6             Data Privacy Consent.  As a condition of the Option grant, the Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.  The Optionee understands that the Company and its Subsidiaries and Affiliates hold certain personal information about the Optionee, including the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all restricted stock or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, managing and administering the Plan (the “Data”).  The Optionee further understands that the Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Plan, and that the Company and its Subsidiaries and Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  The Optionee understands that these recipients may be located in the Optionee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country.  The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  The Optionee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Shares.  The Optionee understands that the Data will be held only as long as is necessary to implement, administer, and manage the Optionee’s participation in the Plan.  The Optionee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative.  The Optionee understands that refusal or withdrawal of consent may affect the Optionee’s ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

ARTICLE IV.
DEFINITIONS

Whenever the following terms are used in this Agreement (including the Grant Notice), they shall have the meaning specified below unless the context clearly indicates to the contrary.  Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan.  The singular pronoun shall include the plural, where the context so indicates.

Section 4.1             Change in Control.  “Change in Control” shall mean (a) any transaction (including, without limitation, any merger, consolidation or sale of assets or equity interests, or any acquisition of stock in the open market or otherwise) the result of which is that any “person” (as defined within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or “group” (as defined within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act), other than any of the Principal Stockholders or an Affiliate of any Principal Stockholders, obtains (i) direct or indirect beneficial ownership of more than fifty (50) percent of the voting power of the Successor Company’s securities outstanding immediately after such transaction, or (ii) all or substantially all of the assets of the Company, or the Company and its Subsidiaries taken as a whole, or (B) the consummation of a merger which results in the Principal Stockholders, including any Affiliates of any Principal Stockholders, no longer holding, directly or indirectly, beneficial ownership of more than fifty (50) percent of the voting power of the Successor Company’s securities.  For this purpose, “Successor Company” shall mean the Company, its successor or the entity that, as a result of a transaction, controls, directly or indirectly, the Company (or its successor) immediately after the transaction.  Notwithstanding the foregoing, in no event shall a Change in Control occur as a result of a public offering of shares of common stock of the Company or a Successor Company.

Section 4.2             Company.  “Company” shall mean Alphabet Holding Company, Inc., a Delaware corporation.

Section 4.3             Effective Date.  “Effective Date” shall mean October 1, 2010, the date of the consummation of the transactions contemplated in that certain Agreement and Plan of Merger among the Company, NBTY, Inc., and Alphabet Merger Sub, Inc., dated as of July 15, 2010.

Section 4.4             Date of Termination Fair Market Value.  “Date of Termination Fair Market Value” shall mean the product determined by multiplying (i) the number of Shares subject to the Vested Portion that is subject to the Election, by (ii) the Fair Market Value per Share on the Date of Termination.  Fair Market Value for this purpose shall be determined in accordance with the terms of the Stockholders Agreement, as amended by any side letter agreement between the Company and the Optionee.

Section 4.5             Deemed Internal Rate of Return.  “Deemed Internal Rate of Return” shall mean the internal rate of return which would have been realized by the Principal Stockholders on the Invested

Capital as a result of proceeds in respect of their Investment realized and deemed realized by the Principal Stockholders (calculated without reduction for any taxes which would have been imposed on such proceeds and after giving effect to any vested Awards), and determined in respect of any Change in Control as if the Principal Stockholders liquidated their entire remaining Investment in such Change in Control for a price equal to the fair market value of the remaining Investment on the date of the Change in Control, as reasonably determined by the Administrator.

Section 4.6             Employment Agreement.  “Employment Agreement” shall mean the Employment Agreement dated as of [            ], 2011, by and among the Company, NBTY, Inc. and the Optionee, as such Employment Agreement may be amended from time to time.

Section 4.7             Exercise Price.  “Exercise Price” shall mean the per Share price set forth in the Grant Notice.

Section 4.8             Final Expiration Date.  “Final Expiration Date” shall mean the final expiration date set forth in the Grant Notice.

Section 4.9             Grant Date.  “Grant Date” shall be the grant date set forth in the Grant Notice.

Section 4.10           Grant Notice.  “Grant Notice” shall mean the Grant Notice referred to in Section 1.1 of this Agreement, which Grant Notice is for all purposes a part of the Agreement.

Section 4.11           Internal Rate of Return.  “Internal Rate of Return” shall mean the internal rate of return realized by the Principal Stockholders on the Invested Capital as a result of the Investment Proceeds realized or deemed realized by the Principal Stockholders, calculated without reduction for any taxes imposed on such Investment Proceeds and after giving effect to any vested Awards. The Internal Rate of Return shall be determined in respect of any Liquidity Event as if the Principal Stockholders liquidated their entire remaining Investment in such Liquidity Event for a price equal to the fair market value of the remaining Investment on the date of the Liquidity Event, as reasonably determined by the Administrator.  In determining the Internal Rate of Return as of any date, all Investment Proceeds theretofore received, directly or indirectly, by the Principal Stockholders in respect of their Investment shall be taken into account, and no other amounts theretofore received by the Principal Stockholders shall be taken into account.

Section 4.12           Invested Capital.  “Invested Capital” shall mean the purchase price paid by the Principal Stockholders for the Investment, including any fees and expenses paid by any Principal Stockholder.

Section 4.13           Investment.  “Investment” shall mean the Shares acquired by the Principal Stockholders in connection with their investment in the Company on the Effective Date.

Section 4.14           Investment Proceeds.  “Investment Proceeds” shall mean all cash or cash equivalents received by the Principal Stockholders in respect of the Investment, net of any unreimbursed fees and expenses paid or payable to any Principal Stockholder or third party, including the aggregate value of any cash received in connection with the disposition of any property previously exchanged for or in consideration of any portion of the Investment.  In connection with a Liquidity Event, the Fair Market Value of any equity securities of the Company and any property previously received in consideration for the Investment, in each case, held by the Principal Stockholders at the time of the Liquidity Event that are not disposed of in the Liquidity Event shall be treated as Investment Proceeds.

Section 4.15           Liquidity Event.  “Liquidity Event” shall mean either (a) the consummation of the sale, transfer, conveyance or other disposition in one or a series of transactions, of the equity securities of the

Company or its successor held, directly or indirectly, by any of the Principal Stockholders in exchange for cash, or in the case of any transaction resulting in the exchange for consideration other than cash (“non-cash consideration”) the receipt of cash upon the disposition of such non-cash consideration, such that immediately following such transaction or disposition (or series of transactions or dispositions), the total number of all equity securities of the Company or its successor held, directly or indirectly, by the Principal Stockholders is, in the aggregate, less than 25% of the total number of equity securities (as such securities may be adjusted for the occurrence of a corporate event) held, directly or indirectly, by the Principal Stockholders as of the Effective Date (as such securities may be adjusted for the occurrence of a corporate event); or (b) the consummation of the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation and other than by way of any transaction otherwise covered under the preceding sub-clause(a)), in one or a series of related transactions, of all or substantially all of the assets of the Company, or the Company and its Subsidiaries taken as a whole, to any “person” (as defined within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act ) other than to any Principal Stockholders or an Affiliate of any Principal Stockholders.

Section 4.16           Option.  “Option” shall mean the option to purchase Common Stock granted under this Agreement.

Section 4.17           Optionee.  “Optionee” shall be the Person designated as such in the Grant Notice.

Section 4.18           Performance Options.  “Performance Option(s)” shall mean the portion of the Option designated as Performance Options in the Grant Notice.

Section 4.19           Plan.  “Plan” shall mean the Equity Incentive Plan of Alphabet Holding Company, Inc.

Section 4.20           Time Options.  “Time Options” shall mean the portion of the Option designated as Time Options in the Grant Notice.

Section 4.21           Vesting Commencement Date.  “Vesting Commencement Date” shall be the vesting commencement date set forth in the Grant Notice.

***

APPENDIX B TO STOCK OPTION AGREEMENT

Additional Terms and Conditions

1.                                       Tag-Along Rights.

(a)           In the event that, at any time prior to the date on which the Company becomes a Publicly Listed Company, the Carlyle Shareholders propose to Transfer shares of Common Stock to a Third Party Purchaser (other than Transfers of shares to any affiliate of any Carlyle Shareholders, to any partner, member or shareholder of any Carlyle Shareholder upon liquidation of such Carlyle Shareholder or to any officer, employee, consultant, strategic investor or advisor of the Company or its affiliates), in a single Transfer or a series of related Transfers, then Optionee shall have the right (the “Tag-Along Right”) to require that the proposed Third Party Purchaser purchase from Optionee up to the number of whole Restricted Shares (including any Restricted Shares issuable in respect of all Vested Options held by Optionee whether or not exercised and including any options that vest as a result of the consummation of the Transfer to the Third Party Purchaser) equal to the number derived by multiplying (x) the total number of shares of Common Stock that the proposed Third Party Purchaser has agreed or committed to purchase, by (y) a fraction, the numerator of which is the total number of Restricted Shares (including any Restricted Shares issuable in respect of all Vested Options held by Optionee whether or not exercised and including any options that vest as a result of the consummation of the Transfer to the Third Party Purchaser) owned by Optionee, and the denominator of which is the aggregate number of shares of Common Stock owned by all Carlyle Shareholders and all other holders of Common Stock who have exercised a Tag-Along Right similar to the rights granted to Optionee in this Section 1 (the “Other Holders”) (including any Restricted Shares issuable in respect of all Vested Options held by Optionee and the Other Holders whether or not exercised and including any options that vest as a result of the consummation of the Transfer to the Third Party Purchaser); provided, that, unless otherwise agreed by the Company, the ratio of Restricted Shares to Vested Options that may be sold by Optionee pursuant to the Tag-Along Right shall be equal to the ratio of Restricted Shares to Vested Options held by Optionee.  The intent of this computation is to accord to Optionee the right to sell the same percentage of his or her holdings of Common Stock as the Carlyle Shareholders are entitled to sell in such a transaction, with such percentage being applied equally to the number of Restricted Shares and the number of Vested Options held by Optionee and the Other Holders.  Any Restricted Shares purchased from Optionee pursuant to this Section 1 shall be purchased at the same price per share of Common Stock and upon the same terms and conditions as such proposed Transfer by the selling Carlyle Shareholder(s); provided that the Carlyle Shareholders or their Affiliates may be granted rights to participate on the board of directors of any successor or acquiror of the Company or any governance rights with respect thereto that are not given to Optionee.  As used herein, “Publicly Listed Company” shall mean that the Company or its Successor (i) is required to file periodic reports pursuant to Section 12 of the Securities Exchange Act of 1934 and (ii) the Common Stock is listed on one or more National Securities Exchanges (within the meaning of the Securities Exchange Act of 1934, as amended) or is quoted on NASDAQ or a successor quotation system.

(b)           The Carlyle Shareholder(s) shall notify Optionee in writing in the event such Carlyle Shareholder(s) propose to make a Transfer or series of related Transfers giving rise to the Tag-Along Right at least fifteen (15) days prior to the date on which such Carlyle Shareholder(s) expect to consummate such Transfer (the “Sale Notice”), which notice shall specify the number of shares of Common Stock which the Third Party Purchaser intends to purchase in such Transfer.  The Tag-Along Right may be exercised by Optionee by delivery of a written notice to the Carlyle Shareholders (the “Tag-Along Notice”) within ten (10) days following receipt of the Sale Notice from such Carlyle Shareholder(s).  The Tag-Along Notice shall state the number of Restricted Shares and Vested Options that Optionee propose to include in such Transfer to the proposed Third Party Purchaser (not to exceed the number as determined above).  In the event that the proposed Third Party Purchaser does not purchase the specified number of Restricted Shares and Vested Options from Optionee on the same terms and conditions as specified in the Sale Notice, then the Carlyle Shareholder(s) shall not be permitted to sell any shares of Common Stock to the proposed Third Party Purchaser unless the Carlyle Shareholder(s) purchase from Optionee such specified number of Restricted Shares and Vested Options on the same terms and conditions as specified in such Sale Notice.

(c)           At the closing of the Transfer to any Third Party Purchaser pursuant to this Section 1, the Third Party Purchaser shall remit to Optionee the consideration for the total sales price of the Common Stock and/or Vested Options held by Optionee sold pursuant hereto minus the aggregate exercise price of any Vested Options being Transferred by Optionee to the Third Party Purchaser, against delivery by Optionee of certificates for such Common Stock, duly endorsed for Transfer or with duly executed stock powers, and an instrument evidencing the transfer or the cancellation of the Vested Options subject to the Tag-Along Right reasonably requested by the Company, and the compliance by Optionee with any other conditions to closing generally applicable to the Carlyle Shareholder(s) and all other holders of Common Stock selling shares in such transaction.   To the extent required by the terms and conditions generally applicable to the Carlyle Shareholder(s) and all other holders of Common Stock selling shares in such transaction, any portion of the consideration payable to Optionee may be escrowed or otherwise held back.

(d)           The terms of Section 4 of the Stockholders Agreement shall apply to any transaction or series of related transactions that give rise to a Tag-Along Right and shall be incorporated by reference herein.

(e)           Notwithstanding the forgoing in no event shall the Third Party Terms provide that (i) any shareholder (including any Management Shareholder and any Carlyle Shareholder) will be liable for the breach of any representation and warranty made by any other shareholder with respect to the title to the securities being sold by such other shareholder or any other representations and warranties to the extent they relate solely to any other shareholder and not the Company or its subsidiaries (e.g. due authorization, enforceability, no conflicts), the liability for which shall be several and not joint or (ii) any shareholder shall have any liability in excess of the aggregate consideration received by such shareholder in the transaction or series of related transactions giving rise to the Bring-Along Right.

2.                                       Piggyback Registration Rights.

(a)           The Company will promptly notify Optionee in writing (a “Registration Notice”) in the event that the Company proposes to effect a registration of shares of Common Stock with the Securities and Exchange Commission (a “Proposed Registration”) in a proposed public offering registered pursuant to the Securities Act of 1933 in which any Carlyle Shareholder is selling any shares of Common Stock (a “Public Offering”).  If, within 15 days of the receipt by Optionee of the Registration Notice (the “Registration Deadline”), the Company receives a written request from Optionee (a “Registration Request”) to register Registrable Shares (as defined below) held by Optionee (which request shall be irrevocable unless otherwise mutually agreed to in writing by Optionee and the Company), the Registrable Shares subject to the Registration Request shall, subject to subsection (b) of this Section 2, be included in the Proposed Registration and sold as part of such offering as provided in this Section 2.  Any Registrable Shares included in such Public Offering in accordance with this Section 2 shall not be subject to Section 1 of the Stockholders Agreement and, upon consummation of the Public Offering shall no longer be Restricted Shares subject to the Stockholders Agreement or this Letter Agreement.  For purposes hereof, “Registrable Shares” shall mean Restricted Shares of Common Stock held by Optionee or a transferee (including, shares of Common Stock issuable upon the exercise of any Vested Options) other than Restricted Shares that (i) were sold to Optionee or Optionee’s transferee pursuant to an effective registration statement under the Securities Act, (ii) were sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(l) thereof (including transactions under Rule 144, or a successor thereto, promulgated under the Securities Act) so that all transfer restrictions and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (iii) after termination of Optionee’s employment with the Company, that can be sold within ninety (90) days in the manner described in clause (ii) above.

(b)           The maximum number of Registrable Shares which will be registered pursuant to a timely Registration Request will be the product of the Registration Fraction (as defined below) and the number of Restricted Shares (including any Restricted Shares issuable in respect of all Vested Options held by Optionee whether or not exercised and including any options that vest as a result of the consummation of the Public Offering) held by Optionee plus the number of Registrable Shares which were excluded in prior underwritings pursuant to the first proviso hereafter (and not thereafter sold in a subsequent offering as a result of this catch-up provision); provided, however, in the event that the lead underwriter with respect to such Proposed Registration determines in good faith that the inclusion of such Registrable Shares by Optionee in the Public Offering will adversely effect the success of such Public Offering, the Company may by written notice to Optionee exclude from such Proposed Registrations some or all of the Registrable Shares and further provided that if such adverse effect is based only on the number of securities being offered by all participants in the offering (and not the previous proviso), the reduction of Optionee’s Registrable Shares to be registered shall be proportional to the reduction on the Registrable Shares of the Carlyle Shareholders being reduced.  For purposes hereof, the “Registration Fraction” with respect to a Public Offering is a fraction, the numerator of which is the number of shares of Common Stock owned by the Carlyle Shareholders which are registered in such Public Offering, and the denominator of which is the number of shares of Common Stock owned by the Carlyle Shareholders.  Accordingly, if no shares of Common Stock owned by the Carlyle Shareholders are included in the Proposed Registration or the Public Offering, the Company will not be required to include any of Optionee’s shares in the Proposed Registration or the Public Offering.

(c)           Upon delivering a Registration Request, Optionee will, if requested by the Company, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to the Company with respect to the Registrable Shares to be registered pursuant to this Section 2.

(d)           Notwithstanding, the foregoing, Optionee will not be entitled to include any Registrable Shares in any Proposed Registration, unless Optionee agrees to enter into an underwriters agreement and lock-up requested by the lead underwriter(s) in connection with such Proposed Registration.

(e)           In the event that the Company enters into any agreement with the Carlyle Shareholder(s) pursuant to which the Company and the Carlyle Shareholder(s) agree to indemnify each other with respect any information included in the registration statement with respect to any Public Offering, the Company shall offer to enter into an agreement with Optionee that provides indemnification to and from him or her to the same extent as the Carlyle Shareholder(s). The Company represents and warrants that it has not entered into any such agreement as of the date hereof.  In no event shall Optionee be required to pay any expenses in connection with any Public Offering in which he or she participates except to the extent the Carlyle Shareholder(s) participating in such Public Offering are required to pay such expenses and in no event shall Optionee be required to bear more than his or her pro rata share of such expenses (based upon the number of shares sold in such Public Offering).

(f)            This Section 2 and Section 5 of the Stockholders Agreement shall terminate at such time as Optionee ceases to have any Registrable Shares or unexercised options to acquire Common Stock that could become Registrable Shares upon exercise thereof.  Section 5 of the Stockholders

Agreement shall also terminate with respect to any Public Offering that is consummated more than 90 days after the Termination of Employment.

3.                                       Determination of Fair Market Value.

(a)           If Optionee disagrees with the determination of Fair Market Value by the Board of Directors with respect to Optionee’s Restricted Shares or Vested Options for the purposes of Section 2 of the Stockholders Agreement, then Optionee shall, within ten (10) business days of receiving notice of such determination, provide written notice thereof to the Company.  In the event any such notice of disagreement is timely provided, Optionee and the Board of Directors shall negotiate in good faith for a period of fifteen (15) business days (or such longer period as Optionee may mutually agree) to resolve any disagreements with respect to the determination.  If Optionee and the Board of Directors are unable to resolve such disagreements during such period, then the determination of Fair Market Value shall be made by a nationally recognized investment bank or other appraiser (the “Appraiser”) reasonably acceptable to both Optionee and the Company.

(b)           In determining the Fair Market Value (i) the Appraiser will give due regard to the then consolidated assets, liabilities, contingencies, earnings and prospects of the Company and its subsidiaries and any other factors deemed relevant by such Appraiser, using accepted valuation practices, (ii) such Appraiser will assume that all securities convertible into or exchangeable or exercisable for Common Stock or other equity securities of the Company (other than those the Appraiser determines in good faith are likely never to be converted because of their exercise or conversion price) have been converted, exchanged or exercised immediately prior to the valuation date and (iii) no minority discount or discount for lack of marketability shall be applied to the value of any Common Stock.

(c)           The Company shall, and shall cause its Affiliates to, (x) cooperate with the Appraiser in connection with such appraisal and (y) provide the Appraiser and its representatives with access to all of the Company’s records, financial data and employees and representatives in order to enable the Appraiser to make its determination.  The fees and expenses of such Appraiser shall be paid one-half by Optionee and one-half by the Company.  The determination of such Appraiser shall be final, conclusive and binding on Optionee and the Company and, for the avoidance of doubt, the provisions of Section 11(i) of Optionee’s employment agreement, dated as of the date hereof, shall not apply to such determination.

4.             Amendments.  The Company shall not, without Optionee’s prior written consent, amend the Stockholders Agreement (other than the joinder of other Management Stockholders as parties thereto) unless (i) such amendment does not materially and adversely affect Optionee’s rights thereunder and hereunder, or (ii) Optionee consents to such amendment in writing, such consent not to be unreasonably withheld.

5.             Incorporation by Reference.  Subsections (c), (d), (f), (g), (h), (k) and (m) of Section 7 of the Stockholders Agreement are incorporated by reference herein.

6.             Miscellaneous.  This Appendix B shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  Optionee may not assign the terms under this Appendix B or any of his or her rights hereunder without the prior written consent of the Company.

EXHIBIT B

Form of Release

This Agreement and Release (“Agreement”) is made by and among Alphabet Holding Company, Inc., a Delaware corporation (“Parent”), Parent’s wholly-owned subsidiary, NBTY, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Karla Packer (the “Employee”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of                        , 2011 (the “Employment Agreement”); and

WHEREAS, in connection with Employee’s termination of employment with the Company or a subsidiary or affiliate of the Company effective             , 20   , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company, Parent, and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company or its subsidiaries or affiliates.

NOW, THEREFORE, in consideration of the Severance Payments described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.             Severance Payments; Salary and Benefits.  The Company agrees to provide Employee with the severance payments and benefits described in Section 4(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Employee all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.             Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, Parent, any of their direct or indirect subsidiaries and affiliates (including, without limitation, TC Group, L.L.C. and its affiliated entities), and, in their capacities related to the foregoing, any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on her own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a)           any and all claims relating to or arising from Employee’s employment  or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)           any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)           any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the New York City Human Rights Law;

(e)           any and all claims for violation of the federal or any state constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)           any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)           any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee’s employment, rights with regard to any vested equity (including under any stockholders agreement governing such equity and any side letter relating thereto), and any rights (including under Section 11(n) of the Employment Agreement) to indemnity, advancement of legal fees and coverage under the Company’s directors and officers insurance policies and rights under Section 12 of the Employment Agreement.

3.             Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that she has been advised by this writing that:  (a) she should consult with an attorney prior to executing this Agreement; (b) she has at least 21 days within which to consider this Agreement; (c) she has 7 days following her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.             Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.             No Oral Modification.  This Agreement may only be amended in a writing signed by Employee, a duly authorized officer of the Company and a duly authorized officer of Parent.

6.             Governing Law; Dispute Resolution.  This Agreement shall be subject to the provisions of Sections 11(a) and 11(i) of the Employment Agreement.

7.             Effective Date.  If Employee has attained or is over the age of 40 as of the date of Employee’s termination of employment, then the Employee has seven days after she signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by the Employee before that date (the “Effective Date”).

8.             Voluntary Execution of Agreement.  Employee understands and agrees that she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company, Parent or any third party, with the full intent of releasing all of her claims against the Company, Parent and any of the other Releasees.  Employee acknowledges that:  (a) she has read this Agreement; (b) she has not relied upon any representations or statements made by the Company or Parent that are not specifically set forth in this Agreement; (c) she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of her own choice or has elected not to retain legal counsel; (d) she understands the terms and consequences of this Agreement and of the releases it contains; and (e) she is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:	COMPANY (or any successor thereto)

By:
Name:
Title:

Dated:	PARENT (or any successor thereto)

By:
Name:
Title:

Dated:	EXECUTIVE

By:
Name: Karla Packer

EXHIBIT C

Form of Company Indemnification Agreement

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of [            ], 2011 by and between NBTY, Inc., a Delaware corporation (the “Company”), and Karla Packer (“Indemnitee”).

RECITALS:

WHEREAS, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself;

WHEREAS, highly competent persons have become more reluctant to serve as officers or in other capacities unless they are provided with adequate protection through insurance and adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, (i) the Amended and Restated Certificate of Incorporation of the Company (as may be amended from time to time, the “Certificate of Incorporation”) and the Second Amended and Restated Bylaws of the Company (as may be amended from time to time, the “Bylaws”) require indemnification of the officers and directors of the Company, (ii) Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”) and (iii) the Certificate of Incorporation, the Bylaws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive and thereby contemplate that contracts may be entered into between the Company and members of the Board, officers and other persons with respect to indemnification;

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate of Incorporation and Bylaws and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefore, nor to diminish or abrogate any rights of Indemnitee thereunder, and

WHEREAS, (i) Indemnitee does not regard the protection available under the Certificate of Incorporation, Bylaws and insurance as adequate in the present circumstances, (ii) Indemnitee may not be willing to serve or continue to serve as an officer without adequate protection, (iii) the Company desires Indemnitee to serve in such capacity, and (iv) Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1.               Definitions.   (a) As used in this Agreement:

“Affiliate” of any specified Person shall mean any other Person controlling, controlled by or under common control with such specified Person.

“Corporate Status” describes the Indemnitee’s past, present or future status as a director, officer, fiduciary, trustee, employee or agent of (i) the Company or (ii) any other corporation, limited liability company, partnership or joint venture, trust, employee benefit plan or other enterprise at which such person is or was serving at the request of the Company.

“Enterprise” shall mean the Company and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent, fiduciary or trustee.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expenses” shall mean all reasonable direct and indirect costs, expenses, fees and charges (including without limitation attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses) of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding.  Expenses also shall include, without limitation, (i) expenses incurred in connection with any appeal resulting from, incurred by Indemnitee in connection with, arising out of respect of or relating to, any Proceeding, including without limitation, the premium, security for, and other costs relating to any cost bond, supersedes bond, or other appeal bond or its equivalent, (ii) for purposes of Section 11(d) only, expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise, (iii) any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, and (iv) any interest, assessments or other charges in respect of the foregoing.

“Indemnity Obligations” shall mean all obligations of the Company to Indemnitee under this Agreement, including the Company’s obligations to provide indemnification to Indemnitee and advance Expenses to Indemnitee under this Agreement.

“Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent:  (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder; provided, however, that the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

“Liabilities” means (i) all claims, liabilities, damages, losses, judgments (including pre- and post-judgment interest), orders, fines, penalties and other amounts payable in connection with, arising out of, or in respect of or relating to any Proceeding, including, without limitation, amounts paid in settlement in any Proceeding and all costs and expenses in complying with any judgment, order or decree issued or entered in connection with any Proceeding or any settlement agreement, stipulation or consent decree entered into or issued in settlement of any Proceeding.

“Person” shall mean any individual, corporation, partnership, limited partnership, limited liability company, trust, governmental agency or body or any other legal entity.

“Proceeding” shall mean any actual, threatened, pending or completed action, claim, suit, arbitration, alternate dispute resolution mechanism, formal or informal hearing, inquiry or investigation, litigation, inquiry, administrative hearing or any other actual, threatened, pending or completed judicial, administrative or arbitration proceeding (including, without limitation, any such proceeding under the Securities Act of 1933, as amended, or the Exchange Act or any other federal law, state law, statute or regulation), whether brought by or in the name or right of the Company or otherwise, and whether of a civil, criminal, administrative or investigative nature, in each case, in which Indemnitee was, is or will be, or is threatened to be, involved as a party, witness or otherwise by reason of Indemnitee’s Corporate Status or by reason of any actual or alleged action taken by Indemnitee or of any inaction on Indemnitee’s part while acting by reason of Indemnitee’s Corporate Status, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Agreement.

“Sponsor Entities” means (i) Carlyle Partners V, L.P., a Delaware limited partnership, (ii) Carlyle Partners V-A, L.P., a Delaware limited partnership, (iii) CP V Coinvestment A, L.P., a Delaware limited partnership, (iv) CP V Coinvestment B, L.P., a Delaware limited partnership, (v) CEP III Participations, SARL SICAR, a Luxembourg SARL, and (vi) any other investment fund or related management company or general partner that is an Affiliate of the entities described in clauses (i)-(v) hereof, provided, however, that neither the Company nor any of its subsidiaries shall be considered Sponsor Entities hereunder.

(b) For the purpose hereof, references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, fiduciary, trustee, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, fiduciary, trustee, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in manner “not opposed to the best interests of the Company” as referred to in this Agreement.  Notwithstanding anything herein to the contrary, in no event shall the Indemnity Obligations arising hereunder, including without limitation, with respect to any Expenses or Liabilities, apply (or be construed so as to apply) to any taxes, fines, interest, penalties or other amounts, in any case, payable by Indemnitee in respect of any compensation or benefits paid or owed to the Indemnitee in respect of Indemnitee’s services (excluding, for the avoidance of doubt, any taxes that may arise in connection with the payment of Indemnity Obligations hereunder, if any).

Section 2.               Indemnity in Third-Party Proceedings.  The Company shall indemnify and hold harmless Indemnitee, to the fullest extent permitted by applicable law, from and against all Liabilities and Expenses suffered or incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding (other than any Proceeding brought by or in the name or right of the Company to procure a judgment in its favor), or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

Section 3.               Indemnity in Proceedings by or in the Right of the Company.   The Company shall indemnify and hold harmless Indemnitee, to the fullest extent permitted by applicable law, from and against all Liabilities and Expenses suffered or incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding brought by or in the name or right of the Company to procure a judgment in its favor, or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.  No indemnification for Liabilities and Expenses shall be made under this Section 3 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that the Delaware Court of Chancery or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

Section 4.               Indemnification for Expenses of a Party Who is Wholly or Partly Successful.  Notwithstanding any other provisions of this Agreement, and without limiting the rights of Indemnitee under any other provision hereof, to the fullest extent permitted by applicable law, to the extent that (i) Indemnitee is a party to (or a participant in) any Proceeding, (ii) the Company is not permitted by applicable law to indemnify Indemnitee with respect to any claim brought in such proceeding if such claim is asserted successfully against Indemnitee and (iii) Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise (including settlement thereof), as to one or more but less than all claims, issues or matters in such Proceeding, then the Company shall indemnify Indemnitee against all Liabilities and Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by settlement, entry of a plea of nolo contendere or by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 5.               Indemnification For Expenses as a Witness.  Notwithstanding any other provision of this Agreement, to the fullest extent permitted by applicable law and to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Liabilities and Expenses suffered or incurred by him or on his behalf in connection therewith.

Section 6.               Additional Indemnification.  Notwithstanding any limitation in Sections 2, 3, or 4, the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the name or right of the Company to procure a judgment in its favor) against all Liabilities and Expenses suffered or incurred by Indemnitee in connection with such Proceeding:

(a)           to the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL, and

(b)           to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

Section 7.               Advancement of Expenses.  In accordance with the pre-existing requirement of Article Tenth of the Certificate of Incorporation, and notwithstanding any provision of this Agreement to the contrary, the Company shall advance, to the extent not prohibited by law, the Expenses incurred by Indemnitee in connection with any Proceeding, and such advancement shall be made no later than ten (10) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding.  Advances shall be unsecured and interest free.  Advances shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement.  Advances shall include any and all Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed.  The Indemnitee shall qualify for advances upon the execution and delivery to the Company of this Agreement, which shall constitute an undertaking providing that the Indemnitee undertakes to repay such advances if and to the extent that it is ultimately determined in a decision by a court of competent jurisdiction from which no appeal can be taken that Indemnitee is not entitled to be indemnified by the Company.

Section 8.               Procedure for Notification and Defense of Claim.

(a)           Indemnitee shall notify the Company in writing of any Proceeding with respect to which Indemnitee intends to seek indemnification or advancement of Expenses hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof.  The written notification to the Company shall include a description of the nature of the Proceeding and the facts underlying the Proceeding.  To obtain indemnification and/or advancement of Expenses under this Agreement, Indemnitee shall submit to the Company a written request therefor, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such action, suit or proceeding.  Any delay or failure by Indemnitee to notify the Company hereunder will not relieve the Company from any liability which it may have to Indemnitee hereunder or otherwise than under this Agreement, and any delay or failure in so notifying the Company shall not constitute a waiver by Indemnitee of any rights under this Agreement.  The Secretary of the Company shall, promptly upon receipt of such a request for indemnification or advancement of Expenses, advise the Board in writing that Indemnitee has made such a request.

(b)           In the event Indemnitee is entitled to indemnification and/or advancement of Expenses with respect to any Proceeding, Indemnitee may, at Indemnitee’s option, (i) retain counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed) to represent Indemnitee with respect to such Proceeding, at the sole expense of the Company, or (ii) have the Company assume the defense of Indemnitee in such Proceeding, in which case the Company shall assume the defense of such Proceeding with counsel selected by the Company and approved by Indemnitee (which approval shall not be unreasonably withheld, conditioned or delayed) within ten (10) days of the Company’s receipt of written notice of Indemnitee’s election to cause the Company to do so.  If the Company is required to assume the defense of any such Proceeding, it shall engage legal counsel for such defense, and the Company shall be solely responsible for all fees and expenses of such legal counsel and otherwise of such defense.  Such legal counsel may represent both

Indemnitee and the Company (and/or any other party or parties entitled to be indemnified by the Company with respect to such matter) unless, in the reasonable opinion of legal counsel to Indemnitee, there is an actual or potential conflict of interest between Indemnitee and the Company (or any other such party or parties) or there are legal defenses available to Indemnitee that are not available to the Company (or any such other party or parties).  Notwithstanding either party’s assumption of responsibility for defense of a Proceeding, each party shall have the right to engage separate counsel at its own expense.  The party having responsibility for defense of a Proceeding shall provide the other party and its counsel with all copies of pleadings and material correspondence relating to the Proceeding.  Indemnitee and the Company shall reasonably cooperate in the defense of any Proceeding with respect to which indemnification is sought hereunder, regardless of whether the Company or Indemnitee assumes the defense thereof.  Indemnitee may not settle or compromise any Proceeding without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.  The Company may not, without the prior written consent of Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, effect any settlement of any Proceeding against Indemnitee or which potentially or actually imposes any cost, liability, exposure or burden on Indemnitee.

Section 9.               Procedure Upon Application for Indemnification.

(a)           Upon written request by Indemnitee for indemnification pursuant to Section 8(a), the Company shall advance all reasonable fees and expenses necessary to defend against a Claim pursuant to the undertaking set forth in Section 7 hereof.  If any determination by the Company is required by applicable law with respect to Indemnitee’s ultimate entitlement to indemnification, such determination shall be made (i) if Indemnitee shall request such determination be made by Independent Counsel, by Independent Counsel, and (ii) in all other circumstances, in any manner permitted by the DGCL, subject to Section 9(c).  Any decision that a determination is required by law, and any such determination, shall be made within forty-five (45) days after receipt of Indemnitee’s written request for indemnification pursuant to this Agreement.  Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any costs or Expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.  The Company will not deny any written request for indemnification hereunder by Indemnitee unless an adverse determination as to Indemnitee’s entitlement to such indemnification described in this Section 9(a) has been made.  The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.  The Company shall be bound by and shall have no right to challenge a favorable determination of Indemnitee’s entitlements.

(b)           In the event any determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 9(a) hereof, (i) the Independent Counsel shall be selected by the Company within ten (10) days of the Submission Date (the cost of each such counsel to be paid by the Company), (ii) the Company shall give written notice to Indemnitee advising it of the identity of the Independent Counsel so selected and (iii) Indemnitee may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company Indemnitee’s written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion.  Absent a timely objection, the person so selected shall act as Independent Counsel.  If a written objection is so made by Indemnitee, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit.  If no Independent Counsel shall have been selected and not objected to before the later of (i) thirty (30) days after the later of submission by Indemnitee of a written request for indemnification pursuant to Section  9(a) hereof (the “Submission Date”) and (ii) ten (10) days after the final disposition of the Proceeding, each of the Company and Indemnitee shall select a law firm or member of a law firm meeting the qualifications to serve as Independent Counsel, and such law firms or members of law firms shall select the Independent Counsel.  Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 11(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(c)           Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding; provided that, in absence of any such determination with respect to such Proceeding, the Company shall pay Liabilities and advance Expenses with respect to such Proceeding the Company had determined the Indemnitee to be entitled to indemnification and advancement of Expenses with respect to such Proceeding.

Section 10.             Presumptions and Effect of Certain Proceedings.

(a)           In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall, to the fullest extent not prohibited by law, presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 8(a) of this Agreement, and the Company shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.  Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b)           If the person, persons or entity empowered or selected under Section 9 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty (30) days after receipt by the Company of the request therefore, the requisite determination of entitlement to indemnification shall, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent a prohibition of such indemnification under applicable law; provided, however, that such 30-day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if (i) the determination is to be made by Independent Counsel and Indemnitee objects to the Company’s selection of Independent

Counsel and (ii) the Independent Counsel ultimately selected requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

(c)           The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(d)           Effect of Settlement.  To the greatest extent permitted by law, settlement of any Proceeding without any finding of responsibility, wrongdoing or guilt on the part of the Indemnitee with respect to claims asserted in such Proceeding shall constitute a conclusive determination that Indemnitee is entitled to indemnification hereunder with respect to such Proceeding.

(e)           Reliance as Safe Harbor.  For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers, employees, boards (or committees thereof) of the Enterprise in the course of their duties, or on the advice of legal counsel or other advisors (including financial advisors and accountants) for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert or adviser selected with reasonable care by the Enterprise.  The provisions of this Section 10(e) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(f)            Actions of Others.  The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

Section 11.             Remedies of Indemnitee.

(a)           In the event that (i) a determination is made pursuant to Section 9 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 7 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 9(a) of this Agreement within forty-five (45) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 4 or 5 or the second to last sentence of Section 9(a) of this Agreement within ten (10) days after receipt by the Company of a written request therefore, (v) payment of indemnification pursuant to Section 2, 3 or 6 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, or (vi) in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder, Indemnitee shall be entitled to an adjudication by a court of competent jurisdiction of Indemnitee’s entitlement to such indemnification and/or advancement of Expenses.  Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association.  The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b)           In the event that a determination shall have been made pursuant to Section 9(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 11 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination.  In any judicial proceeding or arbitration commenced pursuant to this Section 11 the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c)           If a determination shall have been made pursuant to Section 9(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 11, absent a prohibition of such indemnification under applicable law.

(d)           The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 11 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.  It is the intent of the Company that the Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder.  The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement, any other agreement, the Certificate of Incorporation or Bylaws of the Company as now or hereafter in effect, or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

Section 12.             Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a)           The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal.  To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate of Incorporation, the Bylaws and/or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.  No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)           The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of Expenses and/or insurance provided by one or more Persons with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity).  The Company hereby acknowledges and agrees that (i) the Company shall be the indemnitor of first resort with respect to any Proceeding, Expense, Liability or matter that is the subject of the Indemnity Obligations, (ii) the Company shall be primarily liable for all Indemnification Obligations and any indemnification afforded to Indemnitee in respect of any Proceeding, Expense, Liability or matter that is the subject of Indemnity Obligations, whether created by law, organizational or constituent documents, contract (including this Agreement) or otherwise, (iii) any obligation of any other Persons with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity) to indemnify Indemnitee and/or advance Expenses to Indemnitee in respect of any proceeding shall be secondary to the obligations of the Company hereunder, (iv) the Company shall be required to indemnify Indemnitee and advance Expenses to Indemnitee hereunder to the fullest extent provided herein without regard to any rights Indemnitee may have against any other Person with whom or which Indemnitee may be associated (including, any Sponsor Entity) or insurer of any such Person and (v) the Company irrevocably waives, relinquishes and releases (1) any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity) from any claim of contribution, subrogation, reimbursement, exoneration or indemnification, or any other recovery of any kind in respect of amounts paid by the Company hereunder; and (2) any right to participate in any claim or remedy of Indemnitee against any Sponsor Entity (or former Sponsor Entity), whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Sponsor Entity (or former Sponsor Entity), directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.  In the event any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity) or their insurers advances or extinguishes any liability or loss which is the subject of any Indemnity Obligation owed by the Company or payable under any insurance policy provided under this Agreement, the payor shall have a right of subrogation against the Company or its insurer or insurers for all amounts so paid which would otherwise be payable by the Company or its insurer or insurers under this Agreement.  In no event will payment of an Indemnity Obligation of the Company under this Agreement by any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity) or their insurers affect the obligations of the Company hereunder or shift primary liability for any Indemnity Obligation to any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity).  Any indemnification and/or insurance or advancement of Expenses provided by any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity) with respect to any liability arising as a result of Indemnitee’s Corporate Status or capacity as an officer or director of any Person is specifically in excess over any Indemnity Obligation of the Company or any valid and collectible insurance (including but not limited to any malpractice insurance or professional errors and omissions insurance) provided by the Company under this Agreement, and any obligation to provide indemnification and/or insurance or advance Expenses of any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity) shall be reduced by any amount that Indemnitee collects from the Company as an indemnification payment or advancement of Expenses pursuant to this Agreement.

(c)           To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies.  If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(d)           In the event of any payment under this Agreement, the Company shall not be subrogated to and hereby waives any rights to be subrogated to any rights of recovery of Indemnitee, including rights of indemnification provided to Indemnitee from any other person or entity with whom Indemnitee may be associated (including, without limitation, any Sponsor Entity) as well as any rights to contribution that might otherwise exist; provided, however, that the Company shall be subrogated to the extent of any such payment of all rights of recovery of Indemnitee under insurance policies of the Company or any of its subsidiaries.

(e)           The indemnification and contribution provided for in this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of Indemnitee.

Section 13.             Duration of Agreement; Not Employment Contract.  This Agreement shall continue until and terminate upon the latest of: (i) ten (10) years after the date that Indemnitee shall have ceased to serve as an officer of the Company or any other Enterprise and (ii) one (1) year after the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 11 of this Agreement relating thereto.  This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, executors and administrators.  This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries or the Enterprise) and Indemnitee.  Indemnitee specifically acknowledges that Indemnitee’s employment with the Company (or any of its subsidiaries or any Enterprise), if any, is at will, and the Indemnitee may be discharged at any time for any reason, with or without cause, except as may be otherwise provided in any written employment contract between Indemnitee and the Company (or any of its subsidiaries or any Enterprise), other applicable formal severance policies duly adopted by the Board.

Section 14.             Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 15.             Enforcement.

(a)           The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer of the Company.

(b)           This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, the Bylaws and applicable law, and shall not be deemed a substitute therefore, nor to diminish or abrogate any rights of Indemnitee thereunder.

Section 16.             Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto.  Except as otherwise expressly provided herein, the rights of a party hereunder (including the right to enforce the obligations hereunder of the other parties) may be waived only with the written consent of such party, and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

Section 17.             Notices.   All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

(a)           If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide to the Company.

(b)           If to the Company to

2100 Smithtown Avenue

Ronkonkoma, NY 11779
Attention:  Irene B. Fisher
Fax Number: 631-218-7341

or to any other address as may have been furnished to Indemnitee by the Company.

Section 18.             Contribution.  To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

Section 19.             Applicable Law and Consent to Jurisdiction.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Chancery Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Chancery Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Chancery Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Chancery Court has been brought in an improper or inconvenient forum.

Section 20.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.  Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 21.             Third-Party Beneficiaries.  The Sponsor Entities are intended third-party beneficiaries of this Agreement.

Section 22.             Miscellaneous.    Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

NBTY, INC.	INDEMNITEE

By:
Name:	Name: Karla Packer
Office:	Address:

EXHIBIT D

Form of Parent Indemnification Agreement

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of [                    ], 2011 by and between Alphabet Holding Company, Inc., a Delaware corporation (the “Company”), and Karla Packer (“Indemnitee”).

RECITALS:

WHEREAS, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself;

WHEREAS, highly competent persons have become more reluctant to serve as officers or in other capacities unless they are provided with adequate protection through insurance and adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, (i) the Second Amended and Restated Certificate of Incorporation of the Company (as may be amended from time to time, the “Certificate of Incorporation”) and the Amended and Restated Bylaws of the Company (as may be amended from time to time, the “Bylaws”) require indemnification of the officers and directors of the Company, (ii) Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”) and (iii) the Certificate of Incorporation, the Bylaws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive and thereby contemplate that contracts may be entered into between the Company and members of the Board, officers and other persons with respect to indemnification;

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate of Incorporation and Bylaws and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefore, nor to diminish or abrogate any rights of Indemnitee thereunder, and

WHEREAS, (i) Indemnitee does not regard the protection available under the Certificate of Incorporation, Bylaws and insurance as adequate in the present circumstances, (ii) Indemnitee may not be willing to serve or continue to serve as an officer without adequate protection, (iii) the Company desires Indemnitee to serve in such capacity, and (iv) Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1.                                            Definitions.   (a) As used in this Agreement:

“Affiliate” of any specified Person shall mean any other Person controlling, controlled by or under common control with such specified Person.

“Corporate Status” describes the Indemnitee’s past, present or future status as a director, officer, fiduciary, trustee, employee or agent of (i) the Company or (ii) any other corporation, limited liability company, partnership or joint venture, trust, employee benefit plan or other enterprise at which such person is or was serving at the request of the Company.

“Enterprise” shall mean the Company and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent, fiduciary or trustee.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expenses” shall mean all reasonable direct and indirect costs, expenses, fees and charges (including without limitation attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses) of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding.  Expenses also shall include, without limitation, (i) expenses incurred in connection with any appeal resulting from, incurred by Indemnitee in connection with, arising out of respect of or relating to, any Proceeding, including without limitation, the premium, security for, and other costs relating to any cost bond, supersedes bond, or other appeal bond or its equivalent, (ii) for purposes of Section 11(d) only, expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise, (iii) any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, and (iv) any interest, assessments or other charges in respect of the foregoing.

“Indemnity Obligations” shall mean all obligations of the Company to Indemnitee under this Agreement, including the Company’s obligations to provide indemnification to Indemnitee and advance Expenses to Indemnitee under this Agreement.

“Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent:  (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder; provided, however, that the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

“Liabilities” means (i) all claims, liabilities, damages, losses, judgments (including pre- and post-judgment interest), orders, fines, penalties and other amounts payable in connection with, arising out of, or in respect of or relating to any Proceeding, including, without limitation, amounts paid in settlement in any Proceeding and all costs and expenses in complying with any judgment, order or decree issued or entered in connection with any Proceeding or any settlement agreement, stipulation or consent decree entered into or issued in settlement of any Proceeding.

“Person” shall mean any individual, corporation, partnership, limited partnership, limited liability company, trust, governmental agency or body or any other legal entity.

“Proceeding” shall mean any actual, threatened, pending or completed action, claim, suit, arbitration, alternate dispute resolution mechanism, formal or informal hearing, inquiry or investigation, litigation, inquiry, administrative hearing or any other actual, threatened, pending or completed judicial, administrative or arbitration proceeding (including, without limitation, any such proceeding under the Securities Act of 1933, as amended, or the Exchange Act or any other federal law, state law, statute or regulation), whether brought by or in the name or right of the Company or otherwise, and whether of a civil, criminal, administrative or investigative nature, in each case, in which Indemnitee was, is or will be, or is threatened to be, involved as a party, witness or otherwise by reason of Indemnitee’s Corporate Status or by reason of any actual or alleged action taken by Indemnitee or of any inaction on Indemnitee’s part while acting by reason of Indemnitee’s Corporate Status, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Agreement.

“Sponsor Entities” means (i) Carlyle Partners V, L.P., a Delaware limited partnership, (ii) Carlyle Partners V-A, L.P., a Delaware limited partnership, (iii) CP V Coinvestment A, L.P., a Delaware limited partnership, (iv) CP V Coinvestment B, L.P., a Delaware limited partnership, (v) CEP III Participations, SARL SICAR, a Luxembourg SARL, and (vi) any other investment fund or related management company or general partner that is an Affiliate of the entities described in clauses (i)-(v) hereof, provided, however, that neither the Company nor any of its subsidiaries shall be considered Sponsor Entities hereunder.

(b) For the purpose hereof, references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, fiduciary, trustee, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, fiduciary, trustee, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in manner “not opposed to the best interests of the Company” as referred to in this Agreement.  Notwithstanding anything herein to the contrary, in no event shall the Indemnity Obligations arising hereunder, including without limitation, with respect to any Expenses or Liabilities, apply (or be construed so as to apply) to any taxes, fines, interest, penalties or other amounts, in any case, payable by Indemnitee in respect of any compensation or benefits paid or owed to the Indemnitee in respect of Indemnitee’s services (excluding, for the avoidance of doubt, any taxes that may arise in connection with the payment of Indemnity Obligations hereunder, if any).

Section 2.                                            Indemnity in Third-Party Proceedings.  The Company shall indemnify and hold harmless Indemnitee, to the fullest extent permitted by applicable law, from and against all Liabilities and Expenses suffered or incurred by Indemnitee or on Indemnitee’s behalf in connection with any

Proceeding (other than any Proceeding brought by or in the name or right of the Company to procure a judgment in its favor), or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

Section 3.                                            Indemnity in Proceedings by or in the Right of the Company.   The Company shall indemnify and hold harmless Indemnitee, to the fullest extent permitted by applicable law, from and against all Liabilities and Expenses suffered or incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding brought by or in the name or right of the Company to procure a judgment in its favor, or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.  No indemnification for Liabilities and Expenses shall be made under this Section 3 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that the Delaware Court of Chancery or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

Section 4.                                            Indemnification for Expenses of a Party Who is Wholly or Partly Successful.  Notwithstanding any other provisions of this Agreement, and without limiting the rights of Indemnitee under any other provision hereof, to the fullest extent permitted by applicable law, to the extent that (i) Indemnitee is a party to (or a participant in) any Proceeding, (ii) the Company is not permitted by applicable law to indemnify Indemnitee with respect to any claim brought in such proceeding if such claim is asserted successfully against Indemnitee and (iii) Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise (including settlement thereof), as to one or more but less than all claims, issues or matters in such Proceeding, then the Company shall indemnify Indemnitee against all Liabilities and Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by settlement, entry of a plea of nolo contendere or by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 5.                                            Indemnification For Expenses as a Witness.  Notwithstanding any other provision of this Agreement, to the fullest extent permitted by applicable law and to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Liabilities and Expenses suffered or incurred by him or on his behalf in connection therewith.

Section 6.                                            Additional Indemnification.  Notwithstanding any limitation in Sections 2, 3, or 4, the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the name or right of the Company to procure a judgment in its favor) against all Liabilities and Expenses suffered or incurred by Indemnitee in connection with such Proceeding:

(a)                                  to the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL, and

(b)                                 to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

Section 7.                                            Advancement of Expenses.  In accordance with the pre-existing requirement of Article Tenth of the Certificate of Incorporation, and notwithstanding any provision of this Agreement to the contrary, the Company shall advance, to the extent not prohibited by law, the Expenses incurred by Indemnitee in connection with any Proceeding, and such advancement shall be made no later than ten (10) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding.  Advances shall be unsecured and interest free.  Advances shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement.  Advances shall include any and all Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed.  The Indemnitee shall qualify for advances upon the execution and delivery to the Company of this Agreement, which shall constitute an undertaking providing that the Indemnitee undertakes to repay such advances if and to the extent that it is ultimately determined in a decision by a court of competent jurisdiction from which no appeal can be taken that Indemnitee is not entitled to be indemnified by the Company.

Section 8.                                            Procedure for Notification and Defense of Claim.

(a)                                  Indemnitee shall notify the Company in writing of any Proceeding with respect to which Indemnitee intends to seek indemnification or advancement of Expenses hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof.  The written notification to the Company shall include a description of the nature of the Proceeding and the facts underlying the Proceeding.  To obtain indemnification and/or advancement of Expenses under this Agreement, Indemnitee shall submit to the Company a written request therefor, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such action, suit or proceeding.  Any delay or failure by Indemnitee to notify the Company hereunder will not relieve the Company from any liability which it may have to Indemnitee hereunder or otherwise than under this Agreement, and any delay or failure in so notifying the Company shall not constitute a waiver by Indemnitee of any rights under this Agreement.  The Secretary of the Company shall, promptly upon receipt of such a request for indemnification or advancement of Expenses, advise the Board in writing that Indemnitee has made such a request.

(b)                                 In the event Indemnitee is entitled to indemnification and/or advancement of Expenses with respect to any Proceeding, Indemnitee may, at Indemnitee’s option, (i) retain counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed) to represent Indemnitee with respect to such Proceeding, at the sole expense of the Company, or (ii) have the Company assume the defense of Indemnitee in such Proceeding, in which case the Company shall assume the defense of such Proceeding with counsel selected by the Company and approved by Indemnitee (which approval shall not be unreasonably withheld, conditioned or delayed) within ten (10) days of the Company’s receipt of written notice of Indemnitee’s election to cause the Company to do so.  If the Company is required to assume the defense of any such Proceeding, it shall engage legal counsel for such defense, and the Company shall be solely responsible for all fees and expenses of such legal counsel and otherwise of such defense.  Such legal counsel may represent both

Indemnitee and the Company (and/or any other party or parties entitled to be indemnified by the Company with respect to such matter) unless, in the reasonable opinion of legal counsel to Indemnitee, there is an actual or potential conflict of interest between Indemnitee and the Company (or any other such party or parties) or there are legal defenses available to Indemnitee that are not available to the Company (or any such other party or parties).  Notwithstanding either party’s assumption of responsibility for defense of a Proceeding, each party shall have the right to engage separate counsel at its own expense.  The party having responsibility for defense of a Proceeding shall provide the other party and its counsel with all copies of pleadings and material correspondence relating to the Proceeding.  Indemnitee and the Company shall reasonably cooperate in the defense of any Proceeding with respect to which indemnification is sought hereunder, regardless of whether the Company or Indemnitee assumes the defense thereof.  Indemnitee may not settle or compromise any Proceeding without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.  The Company may not, without the prior written consent of Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, effect any settlement of any Proceeding against Indemnitee or which potentially or actually imposes any cost, liability, exposure or burden on Indemnitee.

Section 9.                                            Procedure Upon Application for Indemnification.

(a)                                  Upon written request by Indemnitee for indemnification pursuant to Section 8(a), the Company shall advance all reasonable fees and expenses necessary to defend against a Claim pursuant to the undertaking set forth in Section 7 hereof.  If any determination by the Company is required by applicable law with respect to Indemnitee’s ultimate entitlement to indemnification, such determination shall be made (i) if Indemnitee shall request such determination be made by Independent Counsel, by Independent Counsel, and (ii) in all other circumstances, in any manner permitted by the DGCL, subject to Section 9(c).  Any decision that a determination is required by law, and any such determination, shall be made within forty-five (45) days after receipt of Indemnitee’s written request for indemnification pursuant to this Agreement.  Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any costs or Expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.  The Company will not deny any written request for indemnification hereunder by Indemnitee unless an adverse determination as to Indemnitee’s entitlement to such indemnification described in this Section 9(a) has been made.  The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.  The Company shall be bound by and shall have no right to challenge a favorable determination of Indemnitee’s entitlements.

(b)                                 In the event any determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 9(a) hereof, (i) the Independent Counsel shall be selected by the Company within ten (10) days of the Submission Date (the cost of each such counsel to be paid by the Company), (ii) the Company shall give written notice to Indemnitee advising it of the identity of the Independent Counsel so selected and (iii) Indemnitee may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company Indemnitee’s written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion.  Absent a timely objection, the person so selected shall act as Independent Counsel.  If a written objection is so made by Indemnitee, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit.  If no Independent Counsel shall have been selected and not objected to before the later of (i) thirty (30) days after the later of submission by Indemnitee of a written request for indemnification pursuant to Section  9(a) hereof (the “Submission Date”) and (ii) ten (10) days after the final disposition of the Proceeding, each of the Company and Indemnitee shall select a law firm or member of a law firm meeting the qualifications to serve as Independent Counsel, and such law firms or members of law firms shall select the Independent Counsel.  Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 11(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(c)                                  Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding; provided that, in absence of any such determination with respect to such Proceeding, the Company shall pay Liabilities and advance Expenses with respect to such Proceeding the Company had determined the Indemnitee to be entitled to indemnification and advancement of Expenses with respect to such Proceeding.

Section 10.                                      Presumptions and Effect of Certain Proceedings.

(a)                                  In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall, to the fullest extent not prohibited by law, presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 8(a) of this Agreement, and the Company shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.  Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b)                                 If the person, persons or entity empowered or selected under Section 9 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty (30) days after receipt by the Company of the request therefore, the requisite determination of entitlement to indemnification shall, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent a prohibition of such indemnification under applicable law; provided, however, that such 30-day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if (i) the determination is to be made by Independent Counsel and Indemnitee objects to the Company’s selection of Independent

Counsel and (ii) the Independent Counsel ultimately selected requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

(c)                                  The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(d)                                 Effect of Settlement.  To the greatest extent permitted by law, settlement of any Proceeding without any finding of responsibility, wrongdoing or guilt on the part of the Indemnitee with respect to claims asserted in such Proceeding shall constitute a conclusive determination that Indemnitee is entitled to indemnification hereunder with respect to such Proceeding.

(e)                                  Reliance as Safe Harbor.  For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers, employees, boards (or committees thereof) of the Enterprise in the course of their duties, or on the advice of legal counsel or other advisors (including financial advisors and accountants) for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert or adviser selected with reasonable care by the Enterprise.  The provisions of this Section 10(e) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(f)                                    Actions of Others.  The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

Section 11.                                      Remedies of Indemnitee.

(a)                                  In the event that (i) a determination is made pursuant to Section 9 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 7 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 9(a) of this Agreement within forty-five (45) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 4 or 5 or the second to last sentence of Section 9(a) of this Agreement within ten (10) days after receipt by the Company of a written request therefore, (v) payment of indemnification pursuant to Section 2, 3 or 6 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, or (vi) in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder, Indemnitee shall be entitled to an adjudication by a court of competent jurisdiction of Indemnitee’s entitlement to such indemnification and/or advancement of Expenses.  Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association.  The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b)                                 In the event that a determination shall have been made pursuant to Section 9(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 11 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination.  In any judicial proceeding or arbitration commenced pursuant to this Section 11 the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c)                                  If a determination shall have been made pursuant to Section 9(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 11, absent a prohibition of such indemnification under applicable law.

(d)                                 The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 11 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.  It is the intent of the Company that the Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder.  The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement, any other agreement, the Certificate of Incorporation or Bylaws of the Company as now or hereafter in effect, or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

Section 12.                                      Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a)                                  The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal.  To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate of Incorporation, the Bylaws and/or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.  No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)                                 The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of Expenses and/or insurance provided by one or more Persons with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity).  The Company hereby acknowledges and agrees that (i) the Company shall be the indemnitor of first resort with respect to any Proceeding, Expense, Liability or matter that is the subject of the Indemnity Obligations, (ii) the Company shall be primarily liable for all Indemnification Obligations and any indemnification afforded to Indemnitee in respect of any Proceeding, Expense, Liability or matter that is the subject of Indemnity Obligations, whether created by law, organizational or constituent documents, contract (including this Agreement) or otherwise, (iii) any obligation of any other Persons with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity) to indemnify Indemnitee and/or advance Expenses to Indemnitee in respect of any proceeding shall be secondary to the obligations of the Company hereunder, (iv) the Company shall be required to indemnify Indemnitee and advance Expenses to Indemnitee hereunder to the fullest extent provided herein without regard to any rights Indemnitee may have against any other Person with whom or which Indemnitee may be associated (including, any Sponsor Entity) or insurer of any such Person and (v) the Company irrevocably waives, relinquishes and releases (1) any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity) from any claim of contribution, subrogation, reimbursement, exoneration or indemnification, or any other recovery of any kind in respect of amounts paid by the Company hereunder; and (2) any right to participate in any claim or remedy of Indemnitee against any Sponsor Entity (or former Sponsor Entity), whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Sponsor Entity (or former Sponsor Entity), directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.  In the event any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity) or their insurers advances or extinguishes any liability or loss which is the subject of any Indemnity Obligation owed by the Company or payable under any insurance policy provided under this Agreement, the payor shall have a right of subrogation against the Company or its insurer or insurers for all amounts so paid which would otherwise be payable by the Company or its insurer or insurers under this Agreement.  In no event will payment of an Indemnity Obligation of the Company under this Agreement by any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity) or their insurers affect the obligations of the Company hereunder or shift primary liability for any Indemnity Obligation to any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity).  Any indemnification and/or insurance or advancement of Expenses provided by any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity) with respect to any liability arising as a result of Indemnitee’s Corporate Status or capacity as an officer or director of any Person is specifically in excess over any Indemnity Obligation of the Company or any valid and collectible insurance (including but not limited to any malpractice insurance or professional errors and omissions insurance) provided by the Company under this Agreement, and any obligation to provide indemnification and/or insurance or advance Expenses of any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entity) shall be reduced by any amount that Indemnitee collects from the Company as an indemnification payment or advancement of Expenses pursuant to this Agreement.

(c)                                  To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies.  If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(d)                                 In the event of any payment under this Agreement, the Company shall not be subrogated to and hereby waives any rights to be subrogated to any rights of recovery of Indemnitee, including rights of indemnification provided to Indemnitee from any other person or entity with whom Indemnitee may be associated (including, without limitation, any Sponsor Entity) as well as any rights to contribution that might otherwise exist; provided, however, that the Company shall be subrogated to the extent of any such payment of all rights of recovery of Indemnitee under insurance policies of the Company or any of its subsidiaries.

(e)                                  The indemnification and contribution provided for in this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of Indemnitee.

Section 13.                                      Duration of Agreement; Not Employment Contract.  This Agreement shall continue until and terminate upon the latest of: (i) ten (10) years after the date that Indemnitee shall have ceased to serve as an officer of the Company or any other Enterprise and (ii) one (1) year after the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 11 of this Agreement relating thereto.  This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, executors and administrators.  This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries or the Enterprise) and Indemnitee.  Indemnitee specifically acknowledges that Indemnitee’s employment with the Company (or any of its subsidiaries or any Enterprise), if any, is at will, and the Indemnitee may be discharged at any time for any reason, with or without cause, except as may be otherwise provided in any written employment contract between Indemnitee and the Company (or any of its subsidiaries or any Enterprise), other applicable formal severance policies duly adopted by the Board.

Section 14.                                      Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 15.                                      Enforcement.

(a)                                  The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer of the Company.

(b)                                 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, the Bylaws and applicable law, and shall not be deemed a substitute therefore, nor to diminish or abrogate any rights of Indemnitee thereunder.

Section 16.                                      Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto.  Except as otherwise expressly provided herein, the rights of a party hereunder (including the right to enforce the obligations hereunder of the other parties) may be waived only with the written consent of such party, and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

Section 17.                                      Notices.   All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

(a)                                  If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide to the Company.

(b)                                 If to the Company to

2100 Smithtown Avenue

Ronkonkoma, NY 11779
Attention:  Irene B. Fisher
Fax Number: 631-218-7341

or to any other address as may have been furnished to Indemnitee by the Company.

Section 18.                                      Contribution.  To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

Section 19.                                      Applicable Law and Consent to Jurisdiction.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Chancery Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Chancery Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Chancery Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Chancery Court has been brought in an improper or inconvenient forum.

Section 20.                                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.  Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 21.                                      Third-Party Beneficiaries.  The Sponsor Entities are intended third-party beneficiaries of this Agreement.

Section 22.                                      Miscellaneous.    Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

ALPHABET HOLDING COMPANY, INC.	INDEMNITEE

By:
Name:	Name: Karla Packer
Office:	Address: